Exhibit 99.1

For more information, contact:
Investors and Worldwide Media	Media

Ria Marie Carlson (714) 382-4400	Marie Meoli (714) 382-2190
ria.carlson@ingrammicro.com	marie.meoli@ingrammicro.com

Investors

Kay Leyba (714) 382-4175
kay.leyba@ingrammicro.com

INGRAM MICRO APPOINTS NORTH AMERICAN REGIONAL PRESIDENT

Keith Bradley is Promoted from Interim President, Joins Worldwide Executive Team

     SANTA ANA, Calif., December 22, 2004 – Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced the promotion of Keith Bradley to executive vice president and president of its North American region, effective January 3, 2005.

     Bradley, who has been the region’s interim president since April 2004, will report to Kevin M. Murai, president, Ingram Micro Inc.

     “Keith is an outstanding leader,” said Murai. “Under his direction, the North American region delivered excellent results through superior execution of our core operations and by introducing several initiatives designed to drive profitable growth. He has outlined specific goals that will enhance the profitability of the region within the coming year.”

     Kent B. Foster, chairman and chief executive officer, Ingram Micro, Inc., added that Bradley will become a corporate officer and member of the worldwide executive team.

     “Keith will be a strong complement to our worldwide executive team,” said Foster. “He has proven his skills in one of the company’s most complex and influential regions, and excelled during a period of significant change and intense competition. He also has impressive experience with prestigious organizations throughout the world.”

     In his new role, Bradley will lead the company’s largest region, which includes the United States and Canada. He replaces Murai, who was promoted to president of the corporation along with Greg Spierkel in March 2004. Bradley joined the company in February 2000 as vice president and controller for the United States operation and was promoted to senior vice president and chief financial officer of the North American region in January 2003. He was a key leader of the company’s profit-enhancement program, which was successfully completed at the end of last year. Prior to joining Ingram Micro, Bradley was vice president and global controller of The Disney Stores, a subsidiary of Walt Disney Company, and an auditor and consultant with Price WaterhouseCoopers in the United Kingdom, United Arab Emirates and the United States. Bradley is a chartered accountant in the United Kingdom, with bachelor’s and master’s degrees in accounting from the University of Belfast. He is located in the company’s North American headquarters in Santa Ana, Calif.

     “Our success this year is directly attributable to the strength of our management team,” added Foster. “Keith is a reflection of our goal of developing leaders with diverse backgrounds, who value both extensive IT knowledge and entrepreneurial ideas. The breadth and depth of this team gives Ingram Micro a distinct advantage in the marketplace.”

About Ingram Micro Inc.

     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

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